Exhibit 99.1

Bank of South Carolina Corporation Announces Annual and Fourth Quarter Earnings

CHARLESTON, S.C., Jan. 13, 2022 /PRNewswire/ -- The Bank of South Carolina Corporation (Nasdaq: BKSC) announced unaudited earnings of $6,744,866 or $1.22 and $1.19 basic and diluted per share, respectively, for the year ended December 31, 2021 – an increase of $284,235 or 4.40% from earnings for the year ended December 31, 2020 of $6,460,631 or $1.17 and $1.14 basic and diluted per share, respectively. Earnings for the three months ended December 31, 2021 decreased $196,036 or 11.30% to $1,539,170 compared to $1,735,206 for the three months ended December 31, 2020. Returns on average assets and average equity for the year ended December 31, 2021 were 1.14% and 12.30%, respectively, compared with 2020 returns on average assets and average equity of 1.28% and 11.93%, respectively.

Fleetwood S. Hassell, President and Chief Executive Officer, stated, "This year, we will celebrate our 35th anniversary as the oldest bank headquartered in Charleston. Despite lower fourth quarter earnings, 2021 was another successful year as we were able to meet and exceed our profit plan, resulting in the third most profitable year in our history. Fees realized from PPP and mortgage originations greatly helped to offset reduced interest income generated from this exceptionally low interest rate environment. We are prepared to meet the challenges of 2022: razor-thin margins, suitable investments of our resources, diminished fee income, and a tight labor market. Anticipated Federal Reserve rate increases will help to mitigate some of this; however, an expanded mortgage department and increased loan volume will be the keys to driving more revenue for the bank. Nonetheless, our employees remain our greatest asset and, once again, will see us through another successful year of relationship banking with unparalleled service, responsiveness, and attention to detail."

The following table shows the balance sheet and income statement highlights:

	(Unaudited) December 31, 2021	(Unaudited) December 31, 2020

BKSC Common Stock Shares Outstanding	5,541,266	5,520,469
Book Value Per Share	$ 9.73	$ 9.96
Total Assets	$ 679,220,646	$ 532,494,599

Three Months Ending

Net Income	$ 1,539,170	$ 1,735,206

Basic Earnings Per Share	$ 0.28	$ 0.31
Diluted Earnings Per Share	$ 0.27	$ 0.31

Basic Weighted Average Shares Outstanding	5,539,381	5,520,272
Diluted Weighted Average Shares Outstanding	5,683,804	5,673,339

	(Unaudited) December 31, 2021	(Unaudited) December 31, 2020
Twelve Months Ending

Net Income	$ 6,744,866	$ 6,460,631
Basic Earnings Per Share	$ 1.22	$ 1.17
Diluted Earnings Per Share	$ 1.19	$ 1.14

Weighted Average Shares
Basic Weighted Average Shares Outstanding	5,531,518	5,526,948
Diluted Weighted Average Shares Outstanding	5,680,482	5,678,543

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500